Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kristin Kelley
Vice President, Global and Corporate Communications
567-336-2395
kristin.kelley@o-i.com

Jan Bertsch Joins O-I as Chief Financial Officer

Perrysburg, Ohio (Nov. 23, 2015) - Owens-Illinois (NYSE: OI) announced today the appointment of Jan Bertsch as Senior Vice President and Chief Financial Officer, effective Nov. 23, 2015. In addition to assuming responsibility for the company’s Financial function, Bertsch will lead O-I’s Information Technology organization. She will report to CEO-elect Andres Lopez.

Most recently, Bertsch served as Executive Vice President and Chief Financial Officer for Sigma-Aldrich, a $2.8 billion life science and technology company. Sigma-Aldrich was recently acquired by Merck KGaA. Prior to joining Sigma-Aldrich in 2012, Bertsch was Vice President, Controller and Principal Accounting Officer at BorgWarner. She also spent nearly 30 years at Chrysler LLC and Ford Motor Company in various roles of increasing responsibility in Finance, Treasury and Information Technology. She also serves on the BWX Technologies, Inc. Board of Directors.

“Having served as a senior financial leader in several global manufacturing companies, Jan brings a great wealth of experience to O-I. She is a CFO with a solid track record of operational and cost improvement, value creation and asset optimization,” said Lopez. “Her impressive credentials, combined with her leadership style and approach will strengthen our Global Leadership Team and makes her an ideal fit for our organization.”

Jan succeeds John Haudrich, who had served as Acting CFO since April 2015 and was recently named Senior Vice President and Chief Strategy and Integration Officer.

“I look forward to joining the O-I team and having an opportunity to leverage my prior experience facing many similar challenges and opportunities to make a positive difference for the company,” said Bertsch.

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About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014. Following the acquisition of Vitro’s food and beverage business, the company now employs approximately 27,000 people at 81 plants in 23 countries. With global headquarters in Perrysburg, Ohio, U.S., O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.